Exhibit 10.6

Dated [insert date]

Karooooo Ltd.

and

[Name of Director]

Deed of indemnity

i

This Deed is made on [date] between:

(1)	Karooooo Ltd., a company incorporated in Singapore whose registered office is at 10 Anson Road #12-14, International Plaza, Singapore 079903 (the “Company”); and

(2)	[Name of Director] ([Identity Card/Passport No]) currently residing at [Address] (the “Officer”).

Whereas:

(A)	The Officer is a [executive director]/[non-executive director]/[insert title of Officer] - Please delete as appropriate of the Company.

(B)	To better encourage and facilitate the carrying out by the Officer of his role as a [director]/[insert title of Officer] of the Company, the Company has agreed to indemnify the Officer in respect of potential liabilities arising out of his past and future acceptance of, and continued appointment as a [director]/[insert title of Officer], and the Officer has agreed to comply with certain related obligations as set out in this Deed. In this connection, the Board of Directors of the Company has determined that it is in the best interests of the Company to give this Deed of Indemnity.

It is agreed as follows:

1.	Interpretation

1.1	In this Deed, unless the context otherwise requires:

1.1.1	The following words bear the meanings assigned to them below:

    “Business Day” means a day which is not a Saturday, Sunday or a public holiday in Singapore;

    “Claim” means any claim, action, proceeding, investigation, administrative proceedings, demand or judgment made by a person other than the Officer;

    “Companies Act” means the Companies Act (Chapter 50) of Singapore (as amended from time to time);

    “Director” or “director” shall bear the meaning in section 4(1) of the Companies Act;

    “Listing requirements” means the listing rules (as amended from time to time) of any securities exchange upon which the shares of the Company are listed or may be listed after the date hereof.

1.1.2	References to a statute or statutory provision include:

(a)	that statute or provision as from time to time modified, re-enacted or consolidated whether before, on or after the date of this Deed; and

(b)	any subsidiary legislation made from time to time under that statute or statutory provision.

1.1.3	References to one gender include all genders and references to the singular include the plural and vice versa.

1.1.4	References to a company include any company, corporation or body corporate, wherever incorporated.

1.1.5	The words “corporation” and “subsidiary” shall have the same meanings in this Deed as their respective definitions in the Companies Act.

1.1.6	References to Clauses are to Clauses of this Deed.

1.1.7	A conviction, judgment or refusal of relief becomes final:

(a)	if it is not appealed against, at the end of the period for bringing an appeal; or

(b)	if it is appealed against, at the time when the appeal (or any further appeal) is disposed of.

1.1.8	An appeal (or further appeal) is disposed of:

(a)	if it is determined and there is no right of further appeal, or if there is a right of further appeal, the period for bringing any further appeal has ended; or

(b)	if it is abandoned or otherwise ceases to have effect.

1.2	Headings shall be ignored in interpreting this Deed.

2.	Indemnity

2.1	Subject to the provisions of this Deed and so far as may be permitted by all applicable laws and statutes and any Listing requirement from time to time in force, the Officer shall be entitled to be indemnified by the Company, against:

2.1.1	all demands, claims, costs, charges, losses, expenses and liabilities of whatsoever nature and howsoever arising which may at any time be made against or incurred by the Officer or attach to the Officer in the actual or purported exercise of the Officer’s powers and/or otherwise in relation to, or in connection with, the Officer’s duties, powers or office as a director, officer or, as the case may be, employee of the Company; and

2.1.2	all costs, charges, expenses and liabilities incurred by the Officer in defending any proceedings (including any investigations), whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by the Officer as a director, officer or, as the case may be, employee of the Company.

2.2	This indemnity shall only extend to such costs and expenses reasonably incurred by the Officer in relation to the matters in respect of which he is indemnified in this Clause 2.

2.3	The Officer shall take all reasonable steps to mitigate any loss which, in the absence of mitigation, might give rise to a claim or demand under this Deed against the Company.

2.4	The Company may deduct from any money due to the Officer (including remuneration) in connection with his services to the Company, any amount which he owes to the Company under this Deed.

3.	Limitations on indemnity

3.1	Without prejudice to any other rights or remedies which may be available to the Officer, the indemnity granted by the Company to the Officer in Clause 2 shall not extend to any liability (including any costs and expenses) incurred by, or attaching to, the Officer:

3.1.1	to the Company;

3.1.2	to pay a fine imposed in criminal proceedings;

3.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

3.1.4	in defending any criminal proceedings in which he is convicted, where such conviction is final;

3.1.5	in defending any civil proceedings brought by the Company or a related company in which judgment is given against him, where such judgment is final; or

3.1.6	in connection with any application for relief under section 76A(13) of the Companies Act (court’s power to grant relief in case of acquisition of company’s own shares by innocent party) or section 391 of the Companies Act (general power to grant relief in case of honest and reasonable conduct) in which the court refuses to grant the Officer relief, and such refusal is final.

3.2	Furthermore, this indemnity shall not apply:

3.2.1	to the extent that it is not permitted by, or consistent with, law or statute from time to time in force, the Constitution of the Company or the rules, regulations or codes of any regulatory authority or other body or any Listing requirements from time to time in force;

3.2.2	to the extent that the Officer has been, or is entitled to be, indemnified or reimbursed by any directors’ or officers’ liability insurance purchased and maintained by the Company or any other insurance;

3.2.3	to any demands, claims, costs, charges, losses, liabilities or expenses made against or incurred by the Officer if and to the extent that such demands, claims, costs, charges, losses, liabilities or expenses are attributable to any fraudulent or dishonest act or any fraudulent or dishonest omission on the part of the Officer or any other act or omission which the Officer commits knowingly or in the knowledge that the same is wrongful or improper, or where there has been gross negligence or wilful default by the Officer; or

3.2.4	where the Officer has improperly derived a personal benefit or profit.

4.	Funding of defence expenditure

4.1	Without prejudice to Clause 2, the Company may in its sole discretion, so far as may be permitted by all applicable laws and statutes and any Listing requirement from time to time in force and to the extent it considers reasonable and appropriate, but subject to the Officer complying with his obligations under this Deed:

4.1.1	provide the Officer with funds by way of a loan to meet expenditure incurred or to be incurred by him:

(a)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company; or

(b)	in connection with any application for relief under section 76A(13) of the Companies Act (court’s power to grant relief in case of acquisition of company’s own shares by innocent party) or section 391 of the Companies Act (general power to grant relief in case of honest and reasonable conduct); or

4.1.2	do anything to enable the Officer to avoid incurring such expenditure,

on the terms provided in Clause 4.2 of this Deed.

4.2	If the Company provides funds or does other things as set out in Clause 4.1, then:

4.2.1	the loan is to be repaid, and any liability of the Company incurred under any transaction connected with the provision of funds pursuant to Clause 4.1 is to be discharged, in the event of:

(a)	the Officer being convicted in the proceedings, no later than 14 days after the date when the conviction becomes final;

(b)	judgment being given against the Officer in the proceedings, no later than 14 days after the date when the judgment becomes final; and

(c)	the court refusing to grant the Officer relief on the application, no later than 14 days after the date when the refusal of relief becomes final;

4.2.2	any other terms which the Company, in its sole discretion, considers desirable or appropriate shall apply; and

4.2.3	a reference to the repayment of a loan includes the payment of any interest which is chargeable under the terms on which the loan was given.

4.3	Without prejudice to Clauses 2, 4.1 and 4.2, the Company may in its sole discretion, so far as may be permitted by all applicable laws and statutes and any Listing requirement from time to time in force, but subject to the Officer complying with his obligations under this Deed:

4.3.1	provide the Officer with funds by way of a loan to meet expenditure incurred or to be incurred by him in defending himself:

(a)	in an investigation by a regulatory authority; or

(b)	against any action proposed to be taken by a regulatory authority,

in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company; and

4.3.2	do anything to enable the Officer to avoid incurring such expenditure, on such terms as the Company considers reasonable and appropriate.

5.	Company’s liability

5.1	If, under any applicable laws and statutes or any Listing requirement from time to time in force, the approval of the Company’s shareholders or any other person is required before any payment may be made by the Company under or in connection with this Deed, no payment shall be made by the Company until and unless such approval has been obtained. If, (despite the Company's reasonable efforts in that regard) such approval is not granted or cannot be obtained, the Company shall have no liability whatsoever in respect of any payment that would otherwise have to be made and such liability shall be extinguished.

5.2	If the Company makes any payment pursuant to this Deed in respect of any of the matters against which the Officer is indemnified in Clause 2, and if it is subsequently determined by a court of competent jurisdiction or an arbitral tribunal (where such determination is binding on the Officer) that liability would attach to the Officer in respect of any negligence, default, breach of duty or breach of trust, or that the Officer is not permitted to be indemnified, under applicable law, then the Officer shall promptly repay to the Company all amounts paid by the Company under this Deed in connection with such matter.

6.	Continuation of obligations

6.1	The Company shall be released and discharged from all liability under this Deed from the earlier of:

6.1.1	the date of termination, resignation or cessation in any manner whatsoever of the Officer from being a director, officer or, as the case may be, employee of the Company; and

6.1.2	the expiry of three months from the date when written notice is given to the Officer of the Company’s intention to terminate this indemnity, and in this respect, each of the Company and the Officer agree that the Company may give such notice to the Officer for this indemnity to be terminated.

6.2	For the avoidance of doubt, and as an independent stipulation, the provisions of this Deed and the Company’s liability hereunder shall continue to apply in respect of all relevant acts and omissions of the Officer prior to the date the Company is released from liability under this Deed pursuant to any of the foregoing provisions of this Clause 6.

7.	Notification and conduct of claims

7.1	The Officer will promptly, and in any event within ten (10) Business Days of the date on which the Officer becomes aware of a Claim, notify the Company in writing of any Claim which may give rise to a claim or demand by the Officer against the Company under this Deed setting out as much information as is available to the Officer (including details of the person(s) making the Claim, the circumstances which gave rise to it and an estimate of the amount of the Claim).

7.2	The Company shall be entitled, at its sole discretion, to settle, compromise or consent to the entry of any judgment with respect to any Claim without any prior notification to the Officer of its intention to do so.

7.3	The Company shall be entitled at any time by notice to the Officer to assume sole conduct of all matters relating to any Claim (including the conduct of any counterclaim or related claim against any person).

7.4	The Officer shall do all such things as the Company may reasonably request in order to permit the Company fully to exercise its rights under Clauses 7.2 and 7.3, and in particular shall:

7.4.1	provide the Company with such information and copies of such documents relating to any Claim as the Company may reasonably request;

7.4.2	not, without the prior written consent of the Company, make any admission in relation to any Claim, nor settle, compromise or consent to the entry of any judgment (or offer to do so), with respect to any Claim;

7.4.3	assist the Company as it may require in resisting, defending or settling such Claim;

7.4.4	allow the Company to take such actions which the Company may deem appropriate in relation to any Claim in the name and on behalf of the Officer, including appointing and giving instructions to legal counsel and any other professional advisers, under the Company’s sole instructions and commencing and taking any step in any proceedings (including making any admission and lodging any appeal); and

7.4.5	use reasonable endeavours to mitigate any loss suffered by the Officer in respect of the Claim.

7.5	Without prejudice to Clause 7.2, if the Officer is notified in advance of the Company’s intention to settle or compromise a Claim and objects to the terms of such settlement or compromise, or if the Officer does not comply with his obligations under Clauses 7.1 and 7.4, the Company may, on giving notice to the Officer, require the Officer to assume the sole conduct of the defence of the Claim.

7.6	If:

7.6.1	the Officer fails to comply with his obligations under Clause 7 in any material respect and the ability of the Company to investigate, defend, satisfactorily settle or compromise or take any other action in respect of a Claim is thereby materially prejudiced; or

7.6.2	the Company gives notice under Clause 7.5,

the Officer’s right under Clause 2 to be indemnified in respect of the relevant Claim shall cease to have effect.

7.7	For the avoidance of doubt, after notice has been given by the Company to the Officer of its election to assume the conduct of matters relating to a Claim in accordance with the provisions of Clause 7.3, or after notice has been given by the Company to the Officer requiring the Officer to assume the sole conduct of all matters relating to a Claim pursuant to Clause 7.5, the Company will not be liable to the Officer for any legal and any other expenses subsequently incurred by the Officer in connection with the Claim.

8.	Subrogation

8.1	If the Company makes any payment under this Deed, it shall be subrogated to the extent of such payment to any right the Officer may have for recovery of the amounts so paid from any third party. The Officer agrees to execute all documents required and do all other acts necessary to effect the foregoing provisions and permit the Company to enforce the rights so subrogated.

8.2	Subject to and insofar as permitted under the Companies Act, the Listing requirements and the Constitution of the Company, the Company shall pay or reimburse all expenses actually and reasonably incurred by the Officer in connection with such subrogation.

9.	Power of attorney

9.1	The Officer hereby irrevocably appoints the Company (acting by any director (other than the Officer) or secretary of the Company) his attorney on behalf of and in the name of the Officer (or in the attorney’s own name), but at the cost of the Company, to execute any document and do anything that the Officer is obliged to do under this Deed or that the attorney reasonably considers to be necessary or desirable in exercise of any of the powers and authorities given to it under this Deed.

9.2	The power of attorney in Clause 9.1 is given by way of security for the performance of the Officer’s obligations under this Deed.

9.3	The Officer shall on request ratify anything that the Company may lawfully do as such attorney of the Officer.

10.	Miscellaneous

10.1	Notices

10.1.1	Any notice or other communication in connection with this Deed shall be in writing in English and signed by the party giving it (or by some person duly authorised by the person giving it) (a “Notice”).

10.1.2	A Notice shall be sufficiently given or served if delivered or sent:

(a)	in the case of the Officer, to:

[Name of Officer]

[Address]

Email: ____________

(b)	in the case of the Company, to:

Karooooo Ltd.

10 Anson Road #12-14

International Plaza

Singapore 079903

Email: ____________

        Attention: ____________

(c)	or (in either case) to such other address or email address as the relevant party may have notified to the other in writing in accordance with this Clause.

10.1.3	Any Notice may be delivered by hand or, sent by email or prepaid certified or recorded delivery or registered post or registered airmail in the case of international service.

10.2	Invalidity

10.2.1	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the intention of the parties.

10.2.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.2.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under Clause 10.2.1, not be affected.

10.3	Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

10.4	Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

10.5	Whole agreement

10.5.1	This Deed contains the whole agreement between the parties relating to the subject matter of this Deed at the date of this Deed to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Company and the Officer in relation to the matters dealt with in this Deed.

10.5.2	The Officer acknowledges that he has not been induced to execute this Deed by any representation, warranty, assurance or undertaking not expressly incorporated into it.

10.6	Confidentiality

10.6.1	The Company and the Officer shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Deed which relates to:

(a)	the existence and the provisions of this Deed; or

(b)	the negotiations relating to this Deed.

10.6.2	Clause 10.6.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by law, any regulatory body or any stock exchange on which the shares of the Company are listed;

(b)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Deed;

(c)	the disclosure is made to professional advisers of the Company or the Officer, or by the Company to its officers and employees and officers who need to know such information to discharge their duties, on terms that such professional advisers, officers or employees undertake to comply with the provisions of Clause 10.6.1 in respect of such information as if they were a party to this Deed;

(d)	the information is or becomes publicly available (other than by breach of this Deed); or

(e)	the other party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use by the Officer of any information pursuant to Clause 10.6.2 (a), (c) or (d), the Officer shall promptly notify the Company of such requirement with a view to providing the Company with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

10.6.3	The provisions of this Clause 10.6 shall continue to apply after the termination of the Officer’s appointment as a director, officer or, as the case may be, employee of the Company without limitation in time.

10.7	Transmission and third party rights

10.7.1	This Deed shall enure to the benefit of the personal representative(s) of the Officer.

10.7.2	Except as (and to the extent) set out in Clause 10.7.1, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any term of, or enjoy any benefit under, this Deed.

10.8	Assignment

10.8.1	The Officer may not assign the benefit of all or any part of his rights under this Deed.

11.	Governing law and submission to jurisdiction

This Deed shall be governed by and construed in accordance with the laws of Singapore and the parties submit to the non-exclusive jurisdiction of the courts of Singapore.

In witness whereof this Deed has been entered into on the date stated at the beginning.

The Company

EXECUTED AS A DEED and DELIVERED
For and on behalf of
Karooooo Ltd.

[signature]

Director

[signature]

Director/Secretary

The Officer

SIGNED AS A DEED and DELIVERED by
[Insert name of Officer]	[signature of Officer]